Exhibit 99.1
Silver Triangle Building
25505 West Twelve Mile Road
Southfield, MI 48034-8339
(248) 353-2700
creditacceptance.com
NEWS RELEASE
FOR IMMEDIATE RELEASE
Date: August 6, 2008
Investor Relations: Douglas W. Busk
Treasurer
(248) 353-2700 Ext. 4432
IR@creditacceptance.com
NASDAQ Symbol: CACC
CREDIT ACCEPTANCE ANNOUNCES
SECOND QUARTER 2008 EARNINGS
Southfield, Michigan — August 6, 2008 — Credit Acceptance Corporation (NASDAQ: CACC) (referred to as the “Company”, “we”, “our”, or “us”) announced consolidated net income of $10.3 million, or $0.33 per diluted share, for the three months ended June 30, 2008 compared to consolidated net income of $12.3 million, or $0.39 per diluted share, for the same period in 2007. For the six months ended June 30, 2008 consolidated net income was $28.0 million, or $0.90 per diluted share, compared to consolidated net income of $27.7 million, or $0.88 per diluted share, for the same period in 2007.
Adjusted net income, a non-GAAP financial measure, for the three months ended June 30, 2008 was $20.2 million, or $0.65 per diluted share, compared to $14.9 million, or $0.48 per diluted share, for the same period in 2007. For the six months ended June 30, 2008 adjusted net income was $37.0 million, or $1.19 per diluted share, compared to adjusted net income of $31.0 million, or $0.99 per diluted share, for the same period in 2007.
Loan Performance
Both GAAP net income and adjusted net income were impacted by lower than expected collection results experienced during the second quarter of 2008 and a reduction in estimated future collection rates.
The following table compares our forecast of consumer loan collection rates as of June 30, 2008, with the forecast as of March 31, 2008, segmented by year of origination:

	June 30, 2008	March 31, 2008
Loan Origination Year	Forecasted Collection %	Forecasted Collection %	Variance
1999	72.1%	72.1%	0.0%
2000	72.5%	72.4%	0.1%
2001	67.4%	67.3%	0.1%
2002	70.4%	70.4%	0.0%
2003	74.0%	74.0%	0.0%
2004	73.5%	73.5%	0.0%
2005	74.1%	74.1%	0.0%
2006	70.2%	70.6%	-0.4%
2007	68.2%	70.6%	-2.4%
2008	69.0%	69.7%	-0.7%

As of March 31, 2008 we expected net cash flows (undiscounted loan collections less undiscounted dealer holdback payments) of $1.3 billion from our loan portfolio. During the quarter ended June 30, 2008, we reduced our estimate of future net cash flows on these same loans by $22.2 million or 1.7%. A reduction in forecasted collection rates impacts GAAP financial results and adjusted financial results differently. The accounting treatment utilized does not change the amount of the impact, only the period in which the cash impact is recorded. The impact of the forecast revision on both GAAP and adjusted results is summarized below (pre-tax):

(In thousands)	GAAP results	Adjusted results
Amount of cash impact reflected as a current period expense through the provision for credit losses	$(20,782)	$—
Amount of cash impact reflected as a current period reduction in loan revenue	(964)	(2,784)
Amount of cash impact to be reflected in future periods as a reduction in loan yield	(486)	(19,448)

Cash impact of reduction in forecast	$(22,232)	$(22,232)

Under GAAP accounting, $20.8 million of the $22.2 million cash impact was recorded as a current period expense and $1.0 million was recorded as a current period reduction in loan revenue. The remaining $0.5 million will be recorded as a reduction in loan revenue in future periods. Our adjusted financial results treat the entire $22.2 million as a reduction in loan revenue with a current period impact of $2.8 million. The remaining $19.4 million will be recorded as a reduction in loan revenue in future periods.
We forecast future loan cash flows by comparing loans in our current portfolio to historical loans with the same attributes. The attributes include both variables captured at loan origination like credit bureau data, application data, loan data and vehicle data as well as variables captured subsequent to loan origination such as collection and delinquency data. Our forecast as of March 31, 2008 assumed that loans within our current portfolio would produce similar collection rates as produced by historical loans with the same attributes. During the second quarter of 2008, we modified our forecasting methodology, which now assumes that loans originated in 2006, 2007 and 2008 will perform 100 to 300 basis points worse than historical loans with the same attributes. The amount of the reduction varies based on the initial loan term and the number of months the loan has aged with longer-term, more recent loans impacted more severely. This new expectation is consistent with recent experience and includes both the lower realized collection rates experienced during the second quarter of 2008 as well as lower expected recoveries on repossession sales as a result in a decline in used vehicle values that occurred during the second quarter of 2008. We did not modify our forecast related to 2005 and prior loans as these loans continue to perform as expected.
Although we cannot guarantee that future revisions to our forecast will not be required, we believe our current estimates are realizable for the following reasons:
•	The revised forecast applied to historical loans produces a consistent result as the loans age.

•	The risk of a future material forecast revision on 2006 loans has lessened since 73.7% of our forecast has been realized.

•	2006 loans have been collected during periods of economic stress including higher levels of unemployment and rising gas prices.

•	We have assumed significantly lower values for future repossession proceeds based on the decline in used vehicle values experienced to date.

•	Except for the assumption related to repossession values, we have assumed that loans originated in 2007 and 2008 will perform similarly to loans originated in 2006. The reduction in forecasted repossession values has a greater impact on more recently originated loans.
During July of 2008, realized net loan cash flows were consistent with our revised forecast.

The revised forecasted collection rates are modestly worse than the collection rates we expected when the loans were originated. The following table compares, for each of the last 10 years, our most current forecast of loan performance with our initial forecast:

	June 30, 2008
Loan Origination Year	Forecasted Collection %	Initial Forecast	Variance	% of Forecast Realized
1999	72.1%	73.6%	-1.5%	99.6%
2000	72.5%	72.8%	-0.3%	99.2%
2001	67.4%	70.4%	-3.0%	98.6%
2002	70.4%	67.9%	2.5%	98.1%
2003	74.0%	72.0%	2.0%	97.5%
2004	73.5%	73.0%	0.5%	96.2%
2005	74.1%	74.0%	0.1%	92.2%
2006	70.2%	71.4%	-1.2%	73.7%
2007	68.2%	70.7%	-2.5%	40.0%
2008	69.0%	70.4%	-1.4%	9.2%
Although loans originated in 2006 through 2008 are not performing as well as loans originated in 2002 through 2005, they are still expected to produce a substantial amount of Economic Profit. Forecasting future collection rates is difficult. Knowing this, we set prices at loan inception so that an acceptable return on capital will be achieved, even if collection results are materially worse than we forecasted. For dealer loans, a 100 basis point change in the collection rate impacts the after tax return on capital by approximately 35 basis points (approximately 70 basis points for purchased loans).
The following table presents forecasted consumer loan collection rates, advance rates (includes amounts paid to acquire purchased loans), the spread (the forecasted collection rate less the advance rate), and the percentage of the forecasted collections that had been realized as of June 30, 2008. Payments of dealer holdback and accelerated payments of dealer holdback are not included in the advance percentage paid to the dealer-partner. All amounts are presented as a percentage of the initial balance of the consumer loan (principal + interest). The table includes both dealer loans and purchased loans.

	As of June 30, 2008
	Forecasted			% of Forecast
Loan Origination Year	Collection %	Advance %	Spread %	Realized
1999	72.1%	48.7%	23.4%	99.6%
2000	72.5%	47.9%	24.6%	99.2%
2001	67.4%	46.0%	21.4%	98.6%
2002	70.4%	42.2%	28.2%	98.1%
2003	74.0%	43.4%	30.6%	97.5%
2004	73.5%	44.0%	29.5%	96.2%
2005	74.1%	46.9%	27.2%	92.2%
2006	70.2%	46.6%	23.6%	73.7%
2007	68.2%	46.5%	21.7%	40.0%
2008	69.0%	45.3%	23.7%	9.2%

The following table presents forecasted consumer loan collection rates, advance rates (includes amounts paid to acquire purchased loans), the spread (the forecasted collection rate less the advance rate), and the percentage of the forecasted collections that had been realized as of June 30, 2008 for purchased loans and dealer loans separately:

		Forecasted
	Loan Origination Year	Collection %	Advance %	Spread %
Purchased loans	2007	68.2%	49.2%	19.0%
	2008	68.3%	47.6%	20.7%

Dealer loans	2007	68.2%	45.8%	22.4%
	2008	69.4%	44.0%	25.4%
Although the advance rate on purchased loans is higher as compared to the advance rate on dealer loans, purchased loans do not require the Company to pay dealer holdback.
The increase in the spread between the forecasted collection rate and the advance rate occurred as a result of pricing changes implemented during the first six months of 2008. It is expected that the spread will continue to increase during the remainder of 2008 as the spread on current originations exceeds the average spread for loans originated thus far in 2008. In addition, we implemented an additional pricing change on August 1, 2008 which is expected to further increase the spread on new originations.
Loan volume
The Company experienced strong demand for its product during the quarter. The current competitive environment has allowed the Company to reduce advance rates and maintain strong growth in unit volumes. The following table summarizes changes in loan volume and active dealer-partners during the most recent quarter:

	Three Months Ended June 30,
	2008	2007	% change
Consumer loan unit volume	31,639	25,084	26.1%
Active dealer-partners (1)	2,291	1,985	15.4%

Average volume per active dealer-partner	13.8	12.6	9.5%

Consumer loan unit volume from dealer-partners active both periods	22,031	20,187	9.1%
Dealer-partners active both periods	1,287	1,287	0.0%

Average volume per dealer-partners active both periods	17.1	15.7	9.1%

Consumer loan unit volume from new dealer-partners	1,563	1,528	2.3%
New active dealer-partners (2)	291	272	7.0%

Average volume per new active dealer-partners	5.4	5.6	-3.6%

Attrition (3)	19.5%	19.6%

(1)	Active dealer-partners are dealer-partners who have received funding for at least one dealer loan or purchased loan during the period.

(2)	New active dealer-partners are dealer-partners who enrolled in our program and have received funding for their first dealer loan or purchased loan from us during the periods presented.

(3)	Attrition is measured according to the following formula: decrease in consumer loan unit volume from dealer-partners who have received funding for at least one dealer loan or purchased loan during the comparable period of the prior year but did not receive funding for any dealer loans or purchased loans during the current period divided by prior year comparable period consumer loan unit volume.
The increase in unit volume for the quarter resulted from increased volume per active dealer-partner as well as an increase in the number of active dealer-partners.

The following table summarizes consumer loan dollar growth in each of the last six quarters compared with the same period in the previous year:

Year over Year
Growth in Consumer Loan Dollar Volume
Three Months Ended	% Change
March 31, 2007	41.1%
June 30, 2007	43.9%
September 30, 2007	2.2%
December 31, 2007	23.3%
March 31, 2008	28.5%
June 30, 2008	40.6%
The increase in loan dollar volume during the three months ended June 30, 2008 exceeded the increase in unit volume as a result of an increase in the average loan size. On June 1, the Company implemented a pricing change that reduced the average loan size by approximately 8%. As a result of this change we expect unit volume and dollar volume to grow at roughly the same rate during the third quarter of 2008 and that dollar volume will likely grow slower than unit volume during the fourth quarter of 2008. For the month ended July 31, 2008, consumer loan unit volume and dollar volume increased 51.8% and 57.1%, respectively, as compared to the same period in 2007.
Access to capital
Since the beginning of 2008, we have:
•	Renewed and expanded our bank line of credit to $153.5 million

•	Renewed our $325.0 million warehouse facility

•	Completed a $150.0 million asset-backed secured financing with an institutional investor

•	Completed a $50.0 million two-year revolving credit facility with another institutional investor
Based on our progress to date, we have the financing necessary to support approximately 20% origination growth through the end of 2008. However, in order to continue to grow loan originations in 2009 we will need to secure additional financing and extend the maturity of our warehouse facility. If we are unsuccessful in obtaining additional financing and/or renewing our warehouse facility, we will be required to reduce origination levels.
Adjusted Financial Results
Adjusted financial results are provided to help shareholders understand our financial performance. The financial data below is non-GAAP, unless labeled otherwise. We use adjusted financial information internally to measure financial performance and to determine incentive compensation. The table below shows our results following adjustments to reflect non-GAAP accounting methods. These adjustments are explained in the table footnotes and the subsequent “Floating Yield Adjustment” and “License Fee Yield Adjustment” sections. Measures such as adjusted average capital, adjusted net income, adjusted net income per diluted share, adjusted net income plus interest expense after-tax, adjusted return on capital, adjusted revenue, adjusted operating expenses, and economic profit are all non-GAAP financial measures. These non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP.

Adjusted financial results for the three and six months ended June 30, 2008 compared to the same periods in 2007 include the following:

	Three Months Ended			Six Months Ended
	June 30,			June 30,
(Dollars in thousands, except per share data)	2008	2007	% Change	2008	2007	% Change
Adjusted average capital	$988,619	$708,334	39.6%	$927,002	$668,965	38.6%
Adjusted net income	$20,191	$14,947	35.1%	$36,960	$31,033	19.1%
Adjusted interest expense after-tax	$6,602	$5,960	10.8%	$12,916	$11,181	15.5%
Adjusted net income plus interest expense after-tax	$26,793	$20,907	28.2%	$49,876	$42,214	18.2%
Adjusted return on capital	10.8%	11.8%	-8.2%	10.8%	12.6%	-14.7%
Cost of capital	6.3%	7.1%	-11.4%	6.5%	7.1%	-9.1%
Economic profit	$11,178	$8,279	35.0%	$19,838	$18,372	8.0%
GAAP diluted weighted average shares outstanding	31,088,428	31,312,139	-0.7%	30,970,387	31,297,484	-1.0%
Adjusted net income per diluted share	$0.65	$0.48	35.4%	$1.19	$0.99	20.4%
Economic profit increased 35.0% for the three months ended June 30, 2008 and increased 8.0% for the six months ended June 30, 2008, compared to the same periods in 2007. Economic profit is a function of the return on capital in excess of the cost of capital and the amount of capital invested in the business.
For the three months ended June 30, 2008, adjusted average capital grew by 39.6% and adjusted return on capital declined from 11.8% to 10.8%. For the six months ended June 30, 2008, adjusted average capital grew by 38.6% while the adjusted return on capital declined from 12.6% to 10.8%.
Although the return on capital is lower as compared to the prior year period, the return on capital improved during the second quarter of 2008 as compared to the first quarter of 2008. As we discussed in prior quarters, the decline in the return on capital experienced through the first quarter of 2008 was the result of lower yields produced by loans originated in 2006 and 2007 as a result of pricing changes made during these periods in response to a difficult competitive environment. During the latter part of 2007 and during 2008, we reduced advance rates which positively impacted the yield and return on capital of new originations. While the sequential improvement in the return on capital was less than it would have been had we not reduced our estimate of future loan collection rates, the return on capital improved to 10.8% during the quarter compared to 10.7% during the first quarter of 2008. Since favorable pricing changes have continued during 2008, we expect the return on capital to continue to improve as a result of higher yields on new originations and decreases in expenses as a percentage of capital which will occur as our invested capital grows faster than expenses. However, because the yield on the portfolio declined during the most recent quarter as a result of the revision to our forecast, we do not expect another sequential increase in the return on capital to occur until the fourth quarter of 2008 when the impact of new loan originations will fully offset the decline in loan yields caused by the forecast revision This expectation assumes that we are able to grow loan originations and produce collection results consistent with our revised expectations.
The following table shows adjusted revenue and adjusted operating expenses as a percentage of adjusted average capital and the percentage change in adjusted average capital for each of the last six quarters, compared to the same periods in the prior year:

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,	March 31,	June 30,
	2007	2007	2007	2007	2008	2008
Adjusted revenue as a percentage of adjusted average capital	35.7%	32.3%	32.5%	31.7%	30.7%	28.5%

Adjusted operating expenses as a percentage of adjusted average capital	14.1%	13.6%	13.6%	14.7%	13.6%	11.3%

Adjusted return on capital	13.5%	11.8%	11.8%	10.7%	10.7%	10.8%

Percentage change in adjusted average capital	20.8%	29.4%	34.2%	35.5%	37.4%	39.6%

The following tables show how non-GAAP measures reconcile to GAAP measures. All after-tax adjustments are calculated using a 37% tax rate as we estimate that to be our long term average effective tax rate. Amounts do not recalculate due to rounding.

	Three Months Ended June 30,			Six Months Ended June 30,
(Dollars in thousands, except per share data)	2008	2007	% Change	2008	2007	% Change
Adjusted net income
GAAP net income	$10,344	$12,330		$27,964	$27,690
Floating yield adjustment (after-tax)	9,536	617		7,772	699
License fee yield adjustment (after-tax)	653	1,143		1,197	2,708
(Gain) loss from discontinued United Kingdom segment and other related items (after-tax)	35	164		(4)	191
Litigation	—	315		—	315
Interest expense related to interest rate swap agreement (1)	(375)	—		156	—
Adjustment to record taxes at 37% (2)	(2)	378		(125)	(570)

Adjusted net income (2)	$20,191	$14,947	35.1%	$36,960	$31,033	19.1%

Adjusted net income per diluted share	$0.65	$0.48	35.4%	$1.19	$0.99	20.2%
Diluted weighted average shares outstanding	31,088,428	31,312,139	-0.7%	30,970,387	31,297,484	-1.0%

Adjusted average capital
GAAP average debt	$686,148	$473,141		$635,471	$442,928
GAAP average shareholders’ equity	295,771	233,465		285,334	225,721
Floating yield adjustment	9,326	8,073		9,078	7,330
License fee yield adjustment	(2,626)	(6,345)		(2,881)	(7,014)

Adjusted average capital	$988,619	$708,334	39.6%	$927,002	$668,965	38.6%

Adjusted return on capital
Adjusted net income	$20,191	$14,947		$36,960	$31,033
Adjusted interest expense after-tax	6,602	5,960		12,916	11,181

Adjusted net income plus interest expense after-tax	$26,793	$20,907	28.2%	$49,876	$42,214	18.2%

Adjusted return on capital (3)	10.8%	11.8%	-8.2%	10.8%	12.6%	-14.7%

Economic profit
Adjusted return on capital	10.8%	11.8%		10.8%	12.6%
Cost of capital (4)	6.3%	7.1%		6.5%	7.1%

Adjusted return on capital in excess of cost of capital	4.5%	4.7%		4.3%	5.5%
Adjusted average capital	$988,619	$708,334		$927,002	$668,965

Economic profit	$11,178	$8,279	35.0%	$19,838	$18,372	8.0%

(1)	The three months ended June 30, 2008 includes a $0.6 million reduction in interest expense ($0.4 million after-tax) related to an interest rate swap on our secured financing that was completed in October 2007. For the six months ended June 30, 2008 interest expense includes $0.2 million ($0.2 million after-tax) related to the interest rate swap. The interest rate swap converts the floating portion of the secured financing debt to a fixed rate. As rates decreased during the quarter, the market value of the interest rate swap declined. However, this decline in market value does not impact the amount of interest we actually pay on the secured financing. Since we intend to hold the interest rate swap until maturity, the additional interest expense recorded in the quarter will reverse by the maturity date. During the second quarter of 2008, we entered into a second interest rate swap that we designated as a hedge as defined under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”. Changes in fair value related to this swap were recorded in other comprehensive income for the three and six months ended June 30, 2008.

(2)	In prior year reports, we adjusted income taxes by equalizing the tax rate between the two periods presented. Beginning in the first quarter of 2008, we changed our methodology to normalize the tax rate to 37%, as we estimate that to be our long term average effective tax rate. As a result of this change, the adjustment to income taxes and adjusted net income for the three and six months ended June 30, 2007 differ from what was reported in the prior year.

(3)	Adjusted return on capital is defined as annualized adjusted net income plus adjusted interest expense after-tax divided by adjusted average capital.

(4)	The cost of capital includes both a cost of equity and a cost of debt. The cost of equity capital is determined based on a formula that considers the risk of the business and the risk associated with our use of debt. The formula utilized for determining the cost of equity capital is as follows: (the average 30 year treasury rate + 5%) + [(1 — tax rate) x (the average 30 year treasury rate + 5% — pre-tax average cost of debt rate) x average debt/(average equity + average debt x tax rate)]. For the three months ended June 30, 2008 and 2007, the average 30 year treasury rate was 4.4% and 4.9%, respectively. The adjusted pre-tax average cost of debt was 6.1% and 8.0%, respectively. For the six months ended June 30, 2008 and 2007, the average 30 year treasury rate was 4.5% and 4.9%, respectively. The adjusted pre-tax average cost of debt was 6.5% and 8.0%, respectively.

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands)	2008	2007	2008	2007
Adjusted revenue
GAAP total revenue	$75,005	$58,286	$145,783	$115,637
Floating yield adjustment	15,137	979	12,337	1,110
License fee yield adjustment	1,036	1,814	1,895	4,296
Provision for credit losses	(20,782)	(3,966)	(23,256)	(7,690)

	$70,396	$57,113	$136,759	$113,353

Adjusted average capital
GAAP average debt	$686,148	$473,141	$635,471	$442,928
GAAP average shareholders’ equity	295,771	233,465	285,334	225,721
Floating yield adjustment	9,326	8,073	9,078	7,330
License fee yield adjustment	(2,626)	(6,345)	(2,881)	(7,014)

	$988,619	$708,334	$927,002	$668,965

Adjusted revenue as a percentage of adjusted average capital	28.5%	32.3%	29.5%	33.9%

Adjusted operating expenses
GAAP salaries and wages	$16,699	$13,092	$34,439	$24,953
GAAP general and administrative	6,627	7,359	13,751	13,276
GAAP sales and marketing	4,542	4,144	9,184	8,616
Litigation	—	(500)	—	(500)

	$27,868	$24,095	$57,374	$46,345

Adjusted operating expenses as a percentage of adjusted average capital	11.3%	13.6%	12.4%	13.9%

Percentage change in adjusted average capital compared to the same period in the prior year	39.6%	29.4%	38.6%	25.0%

Floating Yield Adjustment
The purpose of this adjustment is to modify the calculation of our GAAP-based finance charge revenue so that favorable and unfavorable changes in expected cash flows from loans receivable are treated consistently. To make the adjustment understandable, we must first explain how GAAP requires us to account for finance charge revenue, our primary revenue source.
Finance charge revenue equals the cash inflows from our loan portfolio less cash outflows to acquire the loans. Our GAAP finance charge revenue is based on estimates of future cash flows and is recognized on a level-yield basis over the estimated life of the loan. With the level-yield approach, the amount of finance charge revenue recognized from a loan in a given period, divided by the loan asset, is a constant percentage. Under GAAP, favorable changes in expected cash flows are treated as increases to the yield and are recognized over time, while unfavorable changes are recorded as a current period expense. The non-GAAP methodology that we use (the “floating yield” method) is identical to the GAAP approach except that, under the “floating yield” method, all changes in expected cash flows (both positive and negative) are treated as yield adjustments and therefore impact earnings over time. The GAAP treatment always results in a lower carrying value of the loan receivable asset, but may result in either higher or lower earnings for any given period depending on the timing and amount of expected cash flow changes.
We believe floating yield earnings are a more accurate reflection of the performance of our business, since both favorable and unfavorable changes in estimated cash flows are treated consistently.
License Fee Yield Adjustment
The purpose of this adjustment is to make revenue from license fees comparable across time periods. In 2001, we began charging dealer-partners a monthly licensing fee for access to our internet-based Credit Approval Processing System, also known as CAPS.
Effective January 1, 2007, we implemented a change in the way these fees are charged designed to positively impact dealer-partner attrition. We continue to charge a monthly license fee of $599, but instead of collecting the fee in the current period, we collect it from future dealer holdback payments.
As a result of this change, (as of January 1, 2007) we record license fees on a GAAP basis as a yield adjustment, recognizing these fees as finance charge revenue over the term of the dealer loan because collection is dependent on the future cash flows of the loan. Previously, we had recorded the fee as license fee revenue in the month the fee was charged. The current GAAP treatment is more consistent with the cash economics of the business.
To allow for proper comparisons between periods, we make an adjustment to our financial results as though license fees had always been recorded as a yield adjustment. The license fee adjustment will become less significant in future periods. The license fee adjustment is projected to be $2.1 million, $0.8 million and $0.3 million in 2008, 2009 and 2010, respectively. The adjustment will be immaterial starting in 2011.

Cautionary Statement Regarding Forward-Looking Information
We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements. Statements in this release that are not historical facts, such as those using terms like “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “assume,” “forecast,” “estimate,” “intend,” “plan” and those regarding our future results, plans and objectives, are “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements represent our outlook only as of the date of this release. Actual results could differ materially from these forward-looking statements since the statements are based on our current expectations, which are subject to risks and uncertainties. Factors that might cause such a difference include, but are not limited to, the factors set forth in Item 1A of our Form 10-K for the year ended December 31, 2007, other risk factors discussed herein or listed from time to time in our reports filed with the Securities and Exchange Commission and the following:
•	Our inability to accurately forecast and estimate the amount and timing of future collections could have a material adverse effect on results of operations.

•	Due to increased competition from traditional financing sources and non-traditional lenders, we may not be able to compete successfully.

•	We may be unable to continue to access funding sources and obtain capital on favorable terms needed to maintain and grow the business.

•	We may not be able to generate sufficient cash flow to service our outstanding debt and fund operations.

•	Requirements under credit facilities to meet financial and portfolio performance covenants.

•	Interest rate fluctuations may adversely affect our borrowing costs, profitability and liquidity.

•	The substantial regulation to which we are subject could result in potential liability.

•	Adverse changes in economic conditions, or in the automobile or finance industries or the non-prime consumer market, could adversely affect our financial position, liquidity and results of operations and our ability to enter into future financing transactions.

•	Litigation we are involved in from time to time may adversely affect our financial condition, results of operations and cash flows.

•	We are dependent on our senior management and the loss of any of these individuals or an inability to hire additional personnel could adversely affect our ability to operate profitably.

•	Our inability to properly safeguard confidential consumer information.

•	Our operations could suffer from telecommunications or technology downtime or increased costs.

•	Natural disasters, acts of war, terrorist attacks and threats or the escalation of military activity in response to such attacks or otherwise may negatively affect our business, financial condition and results of operations.
Other factors not currently anticipated by management may also materially and adversely affect our results of operations. We do not undertake, and expressly disclaim any obligation, to update or alter our statements whether as a result of new information, future events or otherwise, except as required by applicable law.

Description of Credit Acceptance Corporation
Since 1972, Credit Acceptance has provided auto loans to consumers, regardless of their credit history. Our product is offered through a nationwide network of automobile dealers who benefit from sales of vehicles to consumers who otherwise could not obtain financing; from repeat and referral sales generated by these same customers; and from sales to customers responding to advertisements for our product, but who actually end up qualifying for traditional financing.
Without our product, consumers are often unable to purchase a vehicle or they purchase an unreliable one and are not provided the opportunity to improve their credit standing. As we report to the three national credit reporting agencies, a significant number of our consumers improve their lives by improving their credit score and move on to more traditional sources of financing. Credit Acceptance is publicly traded on the NASDAQ under the symbol CACC. For more information, visit creditacceptance.com.

CREDIT ACCEPTANCE CORPORATION
CONSOLIDATED INCOME STATEMENTS
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands, except per share data)	2008	2007	2008	2007
Revenue:
Finance charges	$70,827	$54,084	$134,502	$105,497
Other income	4,178	4,202	11,281	10,140

Total revenue	75,005	58,286	145,783	115,637

Costs and expenses:
Salaries and wages	16,699	13,092	34,439	24,953
General and administrative	6,627	7,359	13,751	13,276
Sales and marketing	4,542	4,144	9,184	8,616
Provision for credit losses	20,760	3,798	23,409	7,671
Interest	9,884	9,463	20,748	17,751
Other expense	23	33	57	58

Total costs and expenses	58,535	37,889	101,588	72,325

Operating income	16,470	20,397	44,195	43,312
Foreign currency (loss) gain	—	34	(13)	38

Income from continuing operations before provision for income taxes	16,470	20,431	44,182	43,350
Provision for income taxes	6,091	7,938	16,222	15,470

Income from continuing operations	10,379	12,493	27,960	27,880

Discontinued operations
(Loss) gain from discontinued United Kingdom operations	(12)	(233)	44	(271)
Provision (credit) for income taxes	23	(70)	40	(81)

(Loss) gain from discontinued operations	(35)	(163)	4	(190)

Net income	$10,344	$12,330	$27,964	$27,690

Net income per common share:
Basic	$0.34	$0.41	$0.93	$0.92

Diluted	$0.33	$0.39	$0.90	$0.88

Income from continuing operations per common share:
Basic	$0.34	$0.41	$0.93	$0.93

Diluted	$0.33	$0.40	$0.90	$0.89

(Loss) gain from discontinued operations per common share:
Basic	$—	$(0.01)	$—	$(0.01)

Diluted	$—	$(0.01)	$—	$(0.01)

Weighted average shares outstanding:
Basic	30,252,873	30,140,590	30,179,877	30,097,387
Diluted	31,088,428	31,312,139	30,970,387	31,297,484

CREDIT ACCEPTANCE CORPORATION
CONSOLIDATED BALANCE SHEETS

	As of
	June 30,	December 31,
	2008	2007
(Dollars in thousands, except per share data)	(Unaudited)
ASSETS:
Cash and cash equivalents	$82	$712
Restricted cash and cash equivalents	86,892	74,102
Restricted securities available for sale	4,243	3,290

Loans receivable (including $16,723 and $16,125 from affiliates as of June 30, 2008 and December 31, 2007, respectively)	1,144,409	944,698
Allowance for credit losses	(132,259)	(134,145)

Loans receivable, net	1,012,150	810,553

Property and equipment, net	21,844	20,124
Income taxes receivable	12,426	20,712
Other assets	14,464	12,689

Total Assets	$1,152,101	$942,182

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Liabilities:
Accounts payable and accrued liabilities	$81,896	$79,834
Line of credit	38,100	36,300
Secured financing	658,284	488,065
Mortgage note and capital lease obligations	6,975	7,765
Deferred income taxes, net	69,116	64,768

Total Liabilities	854,371	676,732

Shareholders’ Equity:
Preferred stock, $.01 par value, 1,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value, 80,000,000 shares authorized, 30,544,145 and 30,240,859 shares issued and outstanding as of June 30, 2008 and December 31, 2007, respectively	306	302
Paid-in capital	8,647	4,134
Retained earnings	288,965	261,001
Accumulated other comprehensive (loss) income, net of tax of $109 and $(7) at June 30, 2008 and December 31, 2007, respectively	(188)	13

Total Shareholders’ Equity	297,730	265,450

Total Liabilities and Shareholders’ Equity	$1,152,101	$942,182